FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal First Quarter Financial Results
Expecting meaningful commodity deflation, raising full year unit guidance to 220+

Dallas, May 4, 2022 - (PR NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today announced financial results for the fiscal first quarter ended March 26, 2022.

Highlights for the fiscal first quarter 2022 compared to the fiscal first quarter 2021:

▪System-wide sales increased 12.7% to $630.0 million
▪60 net new openings in the fiscal first quarter 2022, an increase of 13.4%
▪Domestic same-store sales increased 1.2%
▪Three-year domestic same-store sales increased 31.8%
▪Domestic restaurant AUV increased to $1.6 million
▪Digital sales were 62.3% of sales, comparable to the prior fiscal first quarter
▪Total revenue increased 7.8% to $76.2 million
▪Net income of $8.7 million, or $0.29 per diluted share, compared to net income of $13.2 million, or $0.44 per diluted share in the prior fiscal first quarter. Adjusted net income and adjusted earnings per diluted share, both non-GAAP measures, were $10.2 million and $0.34 per diluted share, compared to $13.2 million and $0.44 per diluted share in the prior fiscal first quarter
▪Adjusted EBITDA, a non-GAAP measure, of $22.1 million, compared to adjusted EBITDA of $23.9 million in the prior fiscal quarter.

Adjusted EBITDA, adjusted net income, adjusted earnings per diluted share, and cost of sales excluding pre-opening expenses are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income, adjusted earnings per diluted share, and cost of sales excluding pre-opening expenses to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") are set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“Our first quarter 2022 results reflect the strength and momentum in our global development with a record 60 net new restaurant openings,” said Michael Skipworth, President & Chief Executive Officer. “We delivered domestic same-store sales growth of 31.8% on a three-year basis, while increasing AUVs to $1.6 million. This coupled with the meaningful deflation we are experiencing in bone-in wings gives us confidence to raise our net new unit guidance for our full year to 220+. Our strategic growth levers and proactive investments in technology have positioned our brand for continued long-term growth as we continue executing against our vision to become a Top 10 Global Restaurant Brand.”

Key operating metrics for the fiscal first quarter 2022 compared to the fiscal first quarter 2021:

	Thirteen Weeks Ended
	March 26, 2022	March 27, 2021
Number of system-wide restaurants open at end of period	1,791	1,579
Number of domestic franchise restaurants open at end of period	1,551	1,371
Number of international franchise restaurants open at end of period	203	175
System-wide sales (in thousands)	$630,007	$558,869
Domestic restaurant AUV (in thousands)	$1,602	$1,547
Domestic same-store sales growth	1.2%	20.7%
Company-owned domestic same store sales growth	2.1%	13.4%
Net income (in thousands)	$8,676	$13,160
Adjusted net income (in thousands)	$10,153	$13,160
Adjusted EBITDA (in thousands)	$22,089	$23,914

Fiscal first quarter 2022 financial results

Total revenue for the fiscal first quarter 2022 increased to $76.2 million from $70.7 million in the fiscal first quarter last year.
•Royalty revenue, franchise fees and other increased $3.5 million primarily due to 208 net franchise restaurant openings since March 27, 2021, as well as domestic same-store sales growth of 1.2%.
•Advertising fees increased $1.0 million due to the 12.7% increase in system-wide sales in the fiscal quarter ended March 26, 2022 compared to the fiscal quarter ended March 27, 2021.
•Company-owned restaurant sales increased $1.0 million primarily due to an increase of $0.7 million related to the addition of four net new company-owned restaurants since March 27, 2021, as well as an increase of $0.3 million, or 2.1%, company-owned same store sales growth, which was driven by an increase in menu prices, partially offset by a decline in transactions.

Cost of sales increased to $15.7 million from $13.3 million in the fiscal first quarter of the prior year, and included $0.4 million in pre-opening expenses in the fiscal quarter ended March 26, 2022. As a percentage of company-owned restaurant sales, cost of sales (excluding pre-opening expenses) increased to 81.9% from 75.6% in the prior year comparable period. The increase was primarily due to increases in company-owned restaurant wages and hiring and training costs as a result of the ongoing COVID-19 pandemic and a competitive labor market during the fiscal quarter ended March 26, 2022. Also contributing was a 14.2% increase in the cost of bone-in chicken wings as compared to the prior year period.

Selling, general & administrative expense (“SG&A”) increased $4.3 million to $18.1 million from $13.8 million in the fiscal first quarter of the prior year. The increase in SG&A expense was primarily due to an increase of $2.0 million in headcount related expenses to support the growth in our business, an increase of $1.1 million in professional fees to support the Company’s strategic initiatives, an increase of $0.7 million in travel expense as compared to the prior year period, which was limited due to COVID-19, and approximately $0.3 million in one-time expenses related to our new securitized financing facility and payment of the special dividend.

Interest expense, net was $4.2 million in the fiscal first quarter of 2022, an increase of $0.4 million, or 10.8%, compared to $3.8 million in the prior fiscal period. The increase was due to the securitized financing transaction completed on March 9, 2022, which increased our outstanding debt by $250 million.
Loss on debt extinguishment was $0.8 million in the fiscal first quarter of 2022 due to costs and fees associated with the extinguishment of our 2020 Variable Funding Note facility on March 9, 2022.

Income tax expense was $2.9 million in the fiscal first quarter of 2022, yielding an effective tax rate of 24.8%, compared to an effective tax rate of 17.9% in the prior year period. The increase in the effective tax rate was primarily due to the impact of excess tax benefits associated with stock awards vested in the prior year comparable period.
Financial Outlook
The Company is providing updated guidance for 2022, which is a 53-week fiscal year:
•220+ net new units, which assumes no additional delays in supply chain availability;
•Low-single digit domestic same store sales growth;
•SG&A of between $70.0 - $72.0 million;
•Stock-based compensation expense of between $7.5 - $8.5 million; and
•Diluted earnings per share of between $1.55 to $1.57.
Additionally, the Company is reiterating the following guidance for 2022:
•Depreciation and amortization of between $10.5 - $11.5 million; and
•Interest expense of approximately $23.5 million.
Restaurant Development
As of March 26, 2022, there were 1,791 Wingstop restaurants system-wide. This included 1,588 restaurants in the United States, of which 1,551 were franchised restaurants and 37 were company-owned, and 203 franchised restaurants in international markets. During the fiscal first quarter 2022, there were 60 net system-wide Wingstop restaurant openings.

Quarterly Dividend

In recognition of the Company's strong cash flow generation and our commitment to returning value to stockholders, on May 3, 2022, the Company’s Board of Directors declared a quarterly dividend of $0.17 per share of common stock for stockholders of record as of May 20, 2022. The regular quarterly dividend is payable on June 10, 2022, totaling approximately $5.1 million.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same-store sales and are also influenced by opening new restaurants.

Domestic same-store sales reflect the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense (benefit), and depreciation and amortization (EBITDA) further adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and stock-based compensation expense.

Adjusted net income is defined as net income adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and related tax adjustments.

Adjusted net income per diluted share is defined as adjusted net income divided by weighted average diluted share count.

We caution investors that amounts presented in accordance with our definitions above may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate certain non-GAAP measurements in the same manner.

Conference Call and Webcast

The Company will host a conference call today to discuss the fiscal first quarter 2022 financial results at 10:00 AM Eastern Time. The conference call can be accessed live by dialing 1-877-259-5243 or 1-412-317-5176 (international). A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international), then entering the replay code 6028413. The replay will be available through Wednesday, May 11, 2022.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 1,700 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and use of a best-in-class technology platform, all while offering classic and boneless wings, tenders, and thigh bites, always cooked to order and hand sauced-and-tossed in fans' choice of 11 bold, distinctive flavors. Wingstop's menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In fiscal year 2021, Wingstop’s system-wide sales increased 20.2% year-over-year to approximately $2.3 billion, marking the 18th consecutive year of same store sales growth. With a vision of becoming a Top 10 Global Restaurant Brand, our system is comprised of independent franchisees, or brand partners, who account for approximately 98% of Wingstop’s total restaurant count of 1,791 as of March 26, 2022. During the fiscal quarter ended March 26, 2022, Wingstop opened 60 net new restaurants, an increase of 13.4%, and announced domestic same-store sales increased 1.2%. During the fiscal quarter ended March 26, 2022, Wingstop generated 62.3% of sales via digital channels including Wingstop.com and the Wingstop app. Over the next three years, Wingstop intends to increase digital sales through continued investments in its technology platform and scaling its platform globally.
A key to this business success and consumer fandom stems from The Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. The Wingstop Way extends to the brand's environmental, social and governance platform as Wingstop seeks to provide value to all stakeholders.
Rounding out a strong year in 2021, the Company was ranked #1 on Technomic 500's "Fastest Growing Franchise" and #22 on Entrepreneur Magazine's "Franchise 500," maintained its certification as a Great Place to Work, was named as a finalist for The Innovation SABRE Award's Best New Product/Brand Launch category for its Thighstop campaign, and named to Fast Company's "The World's Most Innovative Companies" list ranking #4 in the dining category.

For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter, Instagram, Facebook, and TikTok. Learn more about Wingstop's involvement in its local communities at www.wingstopcharities.org.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

This news release includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, trends, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “think,” “estimate,” “seek,” “predict,” “could,” “project,” “potential” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements are accompanied by such terms. Examples of forward-looking statements in this news release include, but are not limited to, our 2022 fiscal year outlook for domestic same store sales growth, the cost of chicken, SG&A expenses, stock-based compensation expense, depreciation and amortization, interest expense, diluted earnings per share, and unit growth, as well as statements regarding our progress toward our goal of becoming a Top 10 Global Restaurant Brand. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks, and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements.

Our ability to achieve or maintain sales and earnings may be affected by COVID-19 related factors, including, among others: the length of time that the pandemic continues; the inability of workers, including third party delivery drivers, to work due to illness, quarantine, or government mandates; temporary store closures due to reduced workforces or government mandates; competitive labor market; and trends in consumer spending during and after the end of the pandemic. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

When considering forward-looking statements in this news release or that we make in other reports or statements, you should keep in mind the cautionary statements in this news release and future reports we file with the SEC. New risks and uncertainties arise from time to time, and we cannot predict when they may arise or how they may affect us. Any forward-looking statement in this news release speaks only as of the date on which it was made. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Media Contact
Megan Sprague
972-331-9155
Media@wingstop.com

Investor Contact
Susana Arevalo and Skyler Ray
972-331-8484
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	March 26, 2022	December 25, 2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$287,013	$48,583
Restricted cash	10,257	3,448
Accounts receivable, net	6,385	6,993
Prepaid expenses and other current assets	3,652	4,928
Advertising fund assets, restricted	16,926	6,197
Total current assets	324,233	70,149
Property and equipment, net	57,314	54,503
Goodwill	56,877	56,877
Trademarks	32,700	32,700
Customer relationships, net	9,981	10,302
Other non-current assets	26,191	24,672
Total assets	$507,296	$249,203
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$4,931	$5,414
Dividends payable	120,149	300
Other current liabilities	24,512	27,770
Current portion of debt	4,850	—
Advertising fund liabilities	16,926	6,197
Total current liabilities	171,368	39,681
Long-term debt, net	710,918	469,394
Deferred revenues, net of current	26,893	28,024
Deferred income tax liabilities, net	6,942	7,432
Other non-current liabilities	15,402	14,197
Total liabilities	931,523	558,728
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,876,820 and 29,837,454 shares issued and outstanding as of March 26, 2022 and December 25, 2021, respectively	299	299
Additional paid-in-capital	409	463
Retained deficit	(424,613)	(310,031)
Accumulated other comprehensive loss	(322)	(256)
Total stockholders' deficit	(424,227)	(309,525)
Total liabilities and stockholders' deficit	$507,296	$249,203

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	March 26, 2022	March 27, 2021
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$35,070	$31,606
Advertising fees	22,539	21,520
Company-owned restaurant sales	18,596	17,564
Total revenue	76,205	70,690
Costs and expenses:
Cost of sales (1)	15,674	13,279
Advertising expenses	23,167	22,027
Selling, general and administrative	18,086	13,786
Depreciation and amortization	2,227	1,795
Loss on disposal of assets	444	—
Total costs and expenses	59,598	50,887
Operating income	16,607	19,803
Interest expense, net	4,192	3,782
Loss on debt extinguishment	814	—
Other expense	65	—
Income before income tax expense	11,536	16,021
Income tax expense	2,860	2,861
Net income	$8,676	$13,160

Earnings per share
Basic	$0.29	$0.44
Diluted	$0.29	$0.44

Weighted average shares outstanding
Basic	29,851	29,706
Diluted	29,974	29,844

Dividends per share	$4.17	$0.14

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	March 26, 2022		March 27, 2021
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	7,967	42.8%	7,304	41.6%
Labor costs	4,807	25.8%	3,728	21.2%
Other restaurant operating expenses	2,862	15.4%	2,627	15.0%
Vendor rebates	(407)	(2.2)%	(380)	(2.2)%
Cost of sales (excluding pre-opening expenses)	15,229	81.9%	13,279	75.6%
Pre-opening expenses	445	2.4%	—	—%
Total cost of sales	15,674	84.3%	13,279	75.6%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	March 26, 2022	March 27, 2021
Domestic Franchised Activity:
Beginning of period	1,498	1,327
Openings	56	44
Closures	(3)	—
Restaurants end of period	1,551	1,371

Domestic Company-Owned Activity:
Beginning of period	36	32
Openings	1	1
Closures	—	—
Restaurants end of period	37	33

Total Domestic Restaurants	1,588	1,404

International Franchised Activity:
Beginning of period	197	179
Openings	7	2
Closures	(1)	(6)
Restaurants end of period	203	175

Total System-wide Restaurants	1,791	1,579

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	March 26, 2022	March 27, 2021
Net income	$8,676	$13,160
Interest expense, net	4,192	3,782
Income tax expense (benefit)	2,860	2,861
Depreciation and amortization	2,227	1,795
EBITDA	$17,955	$21,598
Additional adjustments:
Loss on debt extinguishment and financing transaction costs (a)	1,124	—
Loss on disposal of assets (b)	444	—
Consulting fees (c)	375	—
Stock-based compensation expense (d)	2,191	2,316
Adjusted EBITDA	$22,089	$23,914

(a) Represents costs and expenses related to our new securitized financing facility and payment of a special dividend, as well as the extinguishment of our 2020 variable funding note facility; all transaction costs are included in Loss on debt extinguishment during the thirteen weeks ended March 26, 2022, with the exception of $310,000 that is included in Selling, general and administrative on the Consolidated Statements of Operations.
(b) Represents a loss resulting from the sale of assets to a franchisee pursuant to a multi-unit development agreement executed in the prior fiscal year. This loss is included in Loss on disposal of assets in the Consolidated Statements of Comprehensive Income.
(c) Represents costs and expenses related to a consulting project to support the Company's strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(d) Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	March 26, 2022	March 27, 2021
Numerator:
Net income	$8,676	$13,160
Adjustments:
Loss on debt extinguishment and financing transaction costs (a)	1,124	—
Loss on disposal of assets (b)	444	—
Consulting fees (c)	375	—
Tax effect of adjustments (d)	(466)	—
Adjusted net income	$10,153	$13,160

Denominator:
Weighted-average shares outstanding - diluted	29,974	29,844

Adjusted earnings per diluted share	$0.34	$0.44

(a) Represents costs and expenses related to our new securitized financing facility and payment of a special dividend, as well as the extinguishment of our old variable funding note facility; all transaction costs are included in Loss on debt extinguishment during the thirteen weeks ended March 26, 2022, with the exception of $310,000 that is included in Selling, general and administrative on the Consolidated Statements of Operations.
(b) Represents a loss resulting from the sale of assets to a franchisee pursuant to a multi-unit development agreement executed in the prior fiscal year. This loss is included in Loss on disposal of assets in the Consolidated Statements of Comprehensive Income.
(c) Represents costs and expenses related to a consulting project to support the Company's strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations.

(d) Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24% for the thirteen weeks ended March 26, 2022, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.